Exhibit 10.4

CONSULTING AGREEMENT

     This Consulting Agreement (hereinafter “Agreement”) made and entered into as of the 27th day of March, 2004 (the “Effective Date”) by and between aaiPharma Inc., a Delaware corporation, having its principal place of business at 2320 Scientific Park Drive, Wilmington, North Carolina 28405, including its subsidiaries, (hereinafter “aaiPharma”) and Philip S. Tabbiner, with an address of 1403 Quadrant Drive, Wilmington, NC 28405 (hereinafter “Consultant”).

W I T N E S S E T H

     WHEREAS, aaiPharma desires to have Consultant perform certain consulting services for and on behalf of aaiPharma;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
SERVICES

     Consultant shall render consulting services as reasonably requested by the Chief Executive Officer or Executive Chairman involving activities that Consultant was engaged in on behalf of aaiPharma prior to the Effective Date or as otherwise agreed to by Consultant and aaiPharma’s Chief Executive Officer or Executive Chairman. Consultant agrees that he shall be available during aaiPharma’s normal business hours on business work days at aaiPharma’s offices located at 1900 Eastwood Avenue, Suite 5, Wilmington, North Carolina for the period March 29, 2004 through June 30, 2004. Notwithstanding the termination of the Consultant’s obligations under this Article on June 30, 2004, aaiPharma shall continue to make the Consulting Payments as provided in Article II until this agreement is terminated in accordance with Article III.

ARTICLE II
COMPENSATION

     aaiPharma Inc. shall pay Consultant the Consulting Payments as that term is defined in the letter dated March 26, 2004 from aaiPharma to Consultant (the “Letter Agreement”).

ARTICLE III
TERM AND TERMINATION

     This Agreement shall commence on March 26, 2004 and terminate on June 26, 2005 unless terminated earlier as set forth in the Letter Agreement.

CONSULTING AGREEMENT

ARTICLE IV

CONFIDENTIALITY

     The terms of the confidentiality provisions contained in paragraph 2 of the Covenant Not to Compete, dated November 15, 2000 between Consultant and aaiPharma Inc. are incorporated herein by reference.

ARTICLE V
RELATIONSHIP BETWEEN THE PARTIES

     Consultant is retained only for the purposes and to the extent set forth in the Purpose of this Agreement, and his relationship to aaiPharma shall be that of an independent contractor. As such Consultant shall not be entitled to any pension, stock, bonus, profit-sharing, health, or similar benefits which are available to aaiPharma employees.

ARTICLE VI
MISCELLANEOUS

     This Agreement may be amended only by written instrument executed by both parties. This Agreement shall be interpreted in accordance with the laws of the State of North Carolina. Neither party shall be liable for consequential, punitive or exemplary damages with respect to this Agreement.

     IN WITNESS WHEREOF, aaiPharma has caused this Agreement to be executed in its corporate name by a duly authorized officer, and Consultant has set his hand and seal, as of the day and year first above written.

  CONSULTANT

By:	/s/ Philip S. Tabbiner
Philip S. Tabbiner

aaiPHARMA INC.

By:	/s/ Frederick D. Sancilio

Name: Frederick D. Sancilio, Ph.D.
Title: Executive Chairman